Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4/A of Prosperity Bancshares, Inc. of our report dated February 26, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Stellar Bancorp, Inc. for the year ended December 31, 2025 and to the reference to us under the heading “Experts” in this prospectus.

/s/ Crowe LLP

Washington, District of Columbia

April 17, 2026